Exhibit 99.1

uniQure Announces Findings from Reported Case of Hepatocellular Carcinoma (HCC) in
Hemophilia B Gene Therapy Program

~ Independent investigation shows that etranacogene dezaparvovec is highly unlikely to be the cause of HCC in HOPE-B pivotal trial ~

~ Data from investigation submitted to U.S Food and Drug Administration (FDA) on March 26, 2021 ~

Lexington, MA and Amsterdam, the Netherlands, March 29, 2021 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, announced today the results of a comprehensive investigation into the case of hepatocellular carcinoma (HCC) diagnosed in one patient in the HOPE-B pivotal trial of etranacogene dezaparvovec. The results of the investigation found that it is highly unlikely the HCC was caused by etranacogene dezaparvovec.

Multiple analyses conducted by an independent laboratory and reviewed by leading external experts in the field show that AAV vector integration in the patient’s tissue sample was extremely rare and accounted for 0.027% of the cells in the sample. The integration events were distributed randomly across the genome, and there was no evidence of clonal expansion or any dominant integration event. Additionally, whole genome sequencing of the tumor confirmed that the patient had several genetic mutations that are characteristic of HCC and are independent of vector integration. Finally, gene expression analysis of the tumor and adjacent tissue suggested a precancerous state in the liver consistent with several risk factors that predispose this patient to HCC.

“This investigation has employed several complementary genomic approaches to evaluate the involvement of the AAV vector in the development of the liver cell cancer in this patient,” stated David Lillicrap, M.D., FRCPC, Professor of the Department of Pathology and Molecular Medicine, Queen’s University, Kingston, Canada.  “The investigations that have been performed have shown no evidence to suggest that the AAV vector delivered in the HOPE-B study has played a pathogenic role in the hepatocellular cancer that has now been diagnosed in the patient.”

“The external lab analyzed more than 220,000 cells from the tissue sample and identified 60 cells with random integration events that have no known association with the development of HCC,” stated Ricardo Dolmetsch, president of research and development at uniQure. “Moreover, whole genome sequencing of the tumor showed that this patient had large abnormalities on chromosomes 1 and 8 that are commonly associated with HCC, as well as mutation of TP53 and several other potentially oncogenic genes.”

“Taken together, the findings from this investigation strongly suggest that etranacogene dezaparvovec did not contribute to this case of HCC,” he added. “We have now shared these data with the FDA and are prepared to have further communications regarding the status of the clinical hold in the second quarter of 2021. We also expect to submit the data for presentation at an upcoming industry conference yet to be determined.”

The FDA placed a clinical hold on uniQure’s hemophilia B program following the submission of a safety report in mid-December 2020 of a possibly related serious adverse event associated with a preliminary diagnosis of HCC in one patient in the HOPE-B trial. The patient has multiple risk factors associated with HCC, including a twenty-five-year history of hepatitis C (HCV), history of hepatitis B (HBV), evidence of non-alcoholic fatty liver disease, history of smoking, familial history of cancer and advanced age. Chronic infections with hepatitis B and C have been associated with approximately 80% of HCC cases.1

The liver lesion was detected during a routine abdominal ultrasound conducted as part of the required study assessments in patients at one-year post dosing. A surgical resection was conducted along with a small biopsy of adjacent liver tissue and analyzed to determine whether etranacogene dezaparvovec was integrated into the tumor and whether the integration caused malignancy. Polymerase chain reaction analysis of the integration sites and whole genome sequencing also were performed.

All patients in uniQure’s hemophilia B gene therapy program, including the 54 patients in HOPE-B, have now had abdominal ultrasounds performed one year after dosing, and each will continue to be monitored by their care teams. No other cases of HCC have been reported in uniQure clinical trials conducted in more than 100 patients in hemophilia B and other indications, with some patients dosed more than 10 years ago.

“Based on the results from this very thorough investigation involving an independent lab and several expert reviews, we believe it is very unlikely that etranacogene dezaparvovec is related to the HCC event in the HOPE-B study,” stated Matt Kapusta, chief executive officer of uniQure. “Patient safety will always be our top priority, and we are prepared to discuss with the FDA the recently submitted analyses and the status of the clinical hold as expeditiously as possible. As stated previously, we do not anticipate any impact to the HOPE-B pivotal study or our regulatory submission timeline as a result of the clinical hold.”

About Etranacogene Dezaparvovec

Etranacogene dezaparvovec consists of an AAV5 viral vector carrying a gene cassette with the patent-protected Padua variant of Factor IX (FIX-Padua). uniQure holds multiple issued patents in the United States and Canada broadly covering methods of treating bleeding disorders, including hemophilia B, using AAV gene therapy with the FIX-Padua variant. Etranacogene dezaparvovec has been granted Breakthrough Therapy Designation by the United States Food and Drug Administration and access to Priority Medicine (PRIME) regulatory initiative by the European Medicines Agency. In June 2020, the Company and CSL Behring entered into a licensing agreement providing CSL Behring with exclusive global rights to etranacogene dezaparvovec. This licensing agreement has cleared antitrust regulatory review in Australia and the United Kingdom and is subject to ongoing review in the United States.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary gene therapies to treat patients with hemophilia B, Huntington's disease, Fabry disease, spinocerebellar ataxia Type 3 and other diseases. www.uniQure.com

1 El-Serag HB. Epidemiology of viral hepatitis and hepatocellular carcinoma. Gastroenterology. 2012 May;142(6):1264-1273.e1. doi: 10.1053/j.gastro.2011.12.061. PMID: 22537432; PMCID: PMC3338949.

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "look forward to", "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions. Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, whether there will be any impact to our regulatory submission timeline for the hemophilia B program as a result of this clinical hold. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risk that the Company has not and may not be able to definitively determine whether etranacogene dezaparvovec caused the reported case of hepatocellular carcinoma (HCC) in a timely manner, or at all; the risk that additional cases of HCC will be discovered or reported in patients treated with etranacogene dezaparvovec over time; the risk that regulatory authorities may not agree with the Company’s findings from the HCC investigation or remove the clinical hold from our clinical trials of etranacogene dezaparvovec or may impose a clinical hold on additional programs; the risk that we may not be able to address regulatory authorities’ concerns quickly or at all; and the risk that our vector platform across our development programs may be implicated, affecting the development and potential approval of other products in development, as well as the risks, uncertainties and other factors described under the heading "Risk Factors" in uniQure’s Quarterly Report on Form 10-K filed on March 1, 2021. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts

FOR INVESTORS:		FOR MEDIA:

Maria E. Cantor	Chiara Russo	Tom Malone
Direct: 339-970-7536	Direct: 617-306-9137	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: 617-306-9137	Mobile:339-223-8541
m.cantor@uniQure.com	c.russo@uniQure.com	t.malone@uniQure.com